                                                                EXHIBIT 99.1(b)1
                                                                      NORMALIZED

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
NATIONAL DATA CORPORATION AND SUBSIDIARIES

(In thousands, except per share data)
--------------------------------------------------------------------------------

                                                         Three Months Ended August 31,
                                                         -----------------------------
                                                          2001                 2000
                                                          GAAP              Normalized
                                                         -------            ----------

Revenues - Information Management                        $34,513              $31,298
Revenues - Network Services and Systems                   53,843               48,947
                                                         -------              -------
Revenues                                                  88,356               80,245
                                                         -------              -------

Operating expenses:
     Cost of service                                      41,835               38,462
     Sales, general and administrative                    20,986               19,926
     Depreciation and amortization                         6,581                7,989
                                                         -------              -------
                                                          69,402               66,377
                                                         -------              -------

Operating income                                          18,954               13,868
                                                         -------              -------

Other income (expense):
     Interest and other income                               351                   17
     Interest and other expense                           (2,320)              (1,959)
     Minority interest in earnings                           326                    -
                                                         -------              -------
                                                          (1,643)              (1,942)
                                                         -------              -------

Income before income taxes                                17,311               11,926
Provision for income taxes                                 6,232                4,592
                                                         -------              -------
   Net income                                            $11,079              $ 7,334
                                                         =======              =======


Basic earnings per share                                 $  0.33              $  0.22
                                                         -------              -------
                            Shares                        33,937               32,778

Diluted earnings per share:                              $  0.31              $  0.22
                                                         -------              -------
                            Shares                        39,670               33,441

Normalized results for the three months ended August 31, 2000 exclude revenues and operating expenses related to divested businesses of $5.6 million and $5.3 million, respectively, and discontinued operations.